Exhibit 5.2

                                                     January 17, 1996



Board of Directors
Conseco, Inc.
11825 N. Pennsylvania Street
Carmel, IN  46032

Gentlemen and Madam:

         I am Executive Vice President and General Counsel of Conseco, Inc. (the "Corporation"). At your request, I have examined or caused to be examined the Registration Statement on Form S-3 (Registration No. 33-53095), as amended (the "Registration Statement"), the Prospectus Supplement dated January 17, 1996, with respect to 7% PRIDES, Convertible Preferred Stock of the Corporation (the "PRIDES") and the Prospectus dated January 17, 1996.

         I have examined, or caused to be examined, instruments, documents and records which I have deemed relevant and necessary for the basis of my opinions hereafter expressed. Based on such examination, I am of the opinion that:

         1. The Corporation is a corporation duly organized and validly existing under the laws of the state of Indiana.

         2. When certificates for the shares of PRIDES have been duly executed, countersigned, sold and delivered in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement, such PRIDES will be duly authorized, validly issued, fully paid and non-assessable.

         I consent to the filing of this opinion as an Exhibit to the Corporation's filings with the Securities and Exchange Commission.

                                                     Very truly yours,

                                                     /s/ Lawrence W. Inlow
                                                     -------------------------

                                                     Lawrence W. Inlow
                                                     Executive Vice President
                                                       and General Counsel
LWI/sb